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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
NOVEMBER 3, 2004

                LIBERTY MEDIA CORPORATION ENTERS INTO TRANSACTION
                    INVOLVING NEWS CORPORATION VOTING SHARES

ENGLEWOOD, Colorado - Liberty Media Corporation (NYSE: L, LMC.B) today announced that it has entered into a total return swap transaction with Merrill Lynch International in respect of 84.7 million shares of the Class B Common Stock of News Corporation, Inc. The swap is scheduled to terminate in April 2005. At termination, Liberty Media will be obligated to pay to Merrill an amount equal to any decline in the fair market value of the swap shares and Merrill will be obligated to pay to Liberty Media an amount equal to any increase in the fair market value of those shares. Liberty Media will also pay to Merrill interest on the $1.475 billion in notional value of the swap at an annualized rate based on Libor. Liberty Media may elect to purchase the shares covered by the swap at termination, subject to completion of the reincorporation of News Corp. from Australia to Delaware and receipt of appropriate governmental approvals. If such purchase were to occur, Liberty Media may pay the purchase price in cash or other consideration including marketable securities.

As previously disclosed, in January 2004 Liberty Media acquired 48.0 million ADSs representing News Corp. ordinary shares or approximately 9.15% of the voting interest in News Corp. Those ADSs will be converted into 96.0 million shares of Class B common stock in News Corp.'s reincorporation.

Liberty Media also hedged its economic exposure with respect to 80.0 million shares of Class B Common Stock by entering into equity collars that expire in 2006. The equity collars have a floor price of approximately $14.95 per share and a weighted average ceiling price of approximately $20.40 per share.

Liberty Media Corporation (NYSE: L, LMC.B) is a holding company owning interests in a broad range of electronic retailing, media, communications and entertainment businesses classified in four groups; Interactive, Networks, Tech/Ventures and Corporate. Liberty Media's businesses include some of the world's most recognized and respected brands, including QVC, Encore, STARZ!, Discovery, IAC/InterActiveCorp, and The News Corporation Limited.

Contact:
Mike Erickson
877-772-1518